Exhibit 99.1

June 23, 2006

FOR IMMEDIATE RELEASE

PLIANT’S FINANCIAL RESTRUCTURING PLAN CONFIRMED BY COURT

SCHAUMBURG, IL - - Pliant Corporation announced today that the U.S. Bankruptcy Court for the District of Delaware has confirmed the company’s Plan of Reorganization. This confirmation sets the stage for the company to emerge from Chapter 11, following closing of the company’s previously announced $200MM exit financing package and other related conditions.

The Plan will significantly increase Pliant’s free cash flow, reduce debt and interest expense, and eliminate all existing mandatory redeemable preferred equity through an exchange with holders of the company’s 13% Senior Subordinated Notes, Series A and Series B Preferred stock, and Common stock. A key provision of the plan will be the payment of all outstanding pre-petition trade vendor claims.

Harold Bevis, President and CEO said, “We are very pleased that the Court has confirmed our financial restructuring plan and are excited about Pliant’s future. We expect Pliant’s significantly improved balance sheet and cash flows to help us continue to build a world-class flexible packaging company. I would like to especially thank our employees, customers, and vendors who have remained committed to our longstanding partnerships throughout this process. These partnerships are key to Pliant’s future success.”

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. Actual results may differ from these forward-looking statements due to numerous factors beyond our control. Those factors include, but are not limited to, our ability to complete timely negotiations and documentation of the new credit agreement and to otherwise satisfy all to the effectiveness of our proposed plan of reorganization, as well as other factors discussed in more detail in our Annual Report on Form 10-K for 2005 and in subsequent filings with the Securities and Exchange Commission. Any forward-looking statements should be considered in light of these factors.

ABOUT PLIANT

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial, and agricultural markets. The company operates 23 manufacturing and research and development facilities around the world and employs approximately 2,940 people.

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CONTACT:

Steve Auburn
Vice President and General Counsel
E-mail: steve.auburn@pliantcorp.com
Phone: 847-969-3319
Company Web Site: www.pliantcorp.com